Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Analysts International Corporation, 3601 W. 76th Street, Minneapolis, Minnesota 55435 (“AIC” or the “Company”) and Andrew K. Borgstrom, 5562 Linden Avenue, La Grange Highlands, Illinois 60525 (“Executive”).

RECITALS

The Company desires to retain the Executive and the Executive desires to accept employment with the Company under the terms and provisions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows

AGREEMENT

1.                                       Term. The Term of this Agreement shall commence on the date on which it is last signed by Company or Executive and shall continue through March 31, 2011 (the “Initial Period”). It shall be extended for one additional year thereafter (the “Renewal Period”), at the option of the Company, provided the Company provides notice to Executive of the renewal at least ninety (90) days prior to the expiration of the Initial Period. Thereafter, the Agreement shall be automatically self-renewing for additional one year Renewal Periods unless either party provides the other with notice of non-renewal at least ninety (90) days prior to the expiration of the current term. The Initial Period and any Renewal Period(s) are herein referred to collectively as the “Employment Period.” Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 7.

2.                                       Employment; Best Efforts. The Company agrees to employ and engage the services of Executive during the Employment Period as President and Chief Executive Officer of the Company, reporting to the Board of Directors, and the Executive agrees to serve the Company in such capacity, on a full-time basis subject to his ongoing work as Chair of RapiDemand Corp., during the Employment Period of this Agreement.  In that capacity, and without limitation, Executive shall perform such duties and responsibilities on behalf of the Company as are customary of the chief executive officer of a publicly traded company of similar size and operations, to a level consistent with the highest standards of one holding such position in similar businesses or enterprises and agrees not to render services to anyone other than the Company (or its parent or subsidiaries) for compensation as an employee, consultant, or otherwise during the term of this Agreement, except as provided in this Section 2, in Section 3 below or with prior consent of the Board of Directors. Executive shall perform faithfully the responsibilities assigned to him in accordance with this Agreement.

3.                                       Personal Activities; Boards of Directors. The provisions of Section 2 of this Agreement will not be deemed to prohibit Executive from devoting reasonable time to personal matters, or from serving as Chair of RapiDemand Corp., with or without compensation, provided that such activities do not interfere with Executive’s primary duties to the Company, present a conflict with the interests of the Company or violate the Board’s policies communicated to Executive relating to service as a board member to publicly held companies or codes of conduct for its employees. After the date of this Agreement, Executive will accept a new appointment or election to the board of another company only with the prior consent of the Company’s Board of

Directors.

4.                                       Location. Executive will provide his services in the Minneapolis, Minnesota area. Notwithstanding the foregoing, the parties recognize and acknowledge that Executive may be required to spend considerable business time in locations other than the Minneapolis, Minnesota area.  AIC will lease an apartment for Executive in or around Edina, Minnesota (not to exceed a monthly rental of $1,600.00) and will either lease a car for Executive (not to exceed a monthly lease cost of $440.00) or reimburse Executive for car expense up to $440 per month.  AIC will also reimburse Executive for reasonable airfare for travel between Chicago and Minneapolis (not to exceed four round-trips a month). Reimbursements will be made in accordance with Company policies, but in no event later than December 31 of the calendar year after the year in which the expense was incurred.  Reimbursements in one year will not affect the expenses available for reimbursement in any subsequent year.  The right to reimbursement is not subject to liquidation or exchange for any other benefit.

5.                                       Compensation and other Employment Terms.

5.1.                              Base Salary. During the Employment Period, the Company shall pay Executive an annualized base salary of $390,000.00 (“Base Salary”).  The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the then-current payment policies of the Company for its executives.

5.2.                              Incentive Compensation Bonus. As further compensation, Executive will be eligible to earn an annual bonus in such amount as the Board of Directors, in its sole discretion, shall determine; provided, however, that if AIC attains profitability (i.e., achieves net income as reflected in its quarterly statements of operations) during at least two consecutive quarters in fiscal year 2010, Executive shall be paid a bonus for fiscal year 2010 of not less than $100,000. No bonus shall be payable for services performed in 2010 if AIC does not attain profitability during at least two consecutive quarters in fiscal year 2010. Any bonus earned shall be payable in cash, subject to applicable withholdings, within 30 days of the Company’s filing of its Form 10-K for fiscal year 2010 (or, in the event that payment is not made by March 15, no later than December 31 of such calendar year).

5.3.                              Stock Options. Simultaneously with executing this Agreement, AIC is also granting Executive 750,000 stock options as set forth in the Incentive Stock Option Agreement attached hereto as Exhibit A.

5.4.                              Fringe Benefits. The Company will also provide Executive the following:

5.4.1.                     Medical Insurance Costs.  The Company will pay the full cost for family health insurance coverage, including co-pays and deductibles, if any, for Executive, comparable to that provided to other senior executives of the Company.

5.4.2                        Paid Time Off. Executive shall be entitled to paid time off at his discretion and as business conditions warrant. If necessary due to business conditions of the Company, Executive agrees to obtain concurrence from the Chairman of the Board prior to taking paid time off of more than five (5) consecutive business days.

5.4.3.                     Paid Parking.  The Company will provide Executive with a paid indoor, underground parking spot, if available from the building, at the Company’s office building presently located at 3601 West 76th Street, Minneapolis, Minnesota 55435.

5.4.4.                     Business Expenses. Executive will be entitled to reimbursement of all reasonable, business-related travel and other expenses incurred by Executive in the ordinary course of business on behalf of the Company, so long as such expenses are incurred, documented and authorized pursuant to the Company’s expense reimbursement policies. Reimbursements will be made in accordance with Company policies, but in no event later than December 31 of the calendar year after the year in which the expense was incurred.  Reimbursements in one year will not affect the expenses available for reimbursement in any subsequent year.  The right to reimbursement is not subject to liquidation or exchange for any other benefit.

6.                                       Insurance Policies.

The Company will keep all Directors and Officers insurance policies current and will identify Executive, if appropriate, on all such policies

7.                                       Termination.

7.1.                              Death. This Agreement shall terminate automatically upon the Executive’s death. All compensation then accrued hereunder shall be paid to the Executive’s beneficiaries, representatives or heirs, as appropriate.

7.2.                              Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive (a) shall have been absent from the full-time performance of his duties with the Company for three consecutive months, and (b) shall not, within 30 days after written notice of disability termination is given to the Executive, have returned to the full-time performance of his duties, the Company may terminate the Executive’s employment for disability. During such period of absence, the Executive shall continue in employment and receiving the benefits provided in Section 5 hereof, and thereafter the Executive’s benefits shall be determined under any applicable disability insurance plan or policy that may then be in effect.

7.3.                              Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty on the Executive’s part which is intended to result in his personal enrichment at the expense of the Company; (B) commission of a felony involving dishonest or unethical conduct that a reasonable person would consider damaging to the reputation of the Company, or (C) refusal to comply with the reasonable directions of the Company’s Board of Directors. If the Executive’s employment is terminated for Cause, the Company shall pay the Executive his full accrued Base Salary through the date of termination at the rate in effect at the time of such termination, and the Company shall have no further obligation to the Executive under this Agreement. Any unpaid incentive compensation or performance bonus shall be forfeited if the Executive is terminated for Cause.

7.4.                              Termination by the Company or Executive Other than for Cause. This Agreement may be terminated by AIC or Borgstrom at any time without cause with ninety

(90) days advance written notice to the other party. In the event AIC terminates this Agreement without cause, AIC may provide payments due in lieu of notice and no severance shall be payable.

7.5.                              Mutual Agreement. This Agreement may also be terminated by mutual agreement of the parties.

8.                                       Intellectual Property Rights.

8.1.                              Non-infringement.  Executive agrees that all work products created or produced by Executive during the course of his employment with the Company will be Executive’s original work and will not infringe upon or violate any patent, copyright, trade secret, contractual or other proprietary right of any third party.

8.2.                              Disclosure.  Executive agrees to disclose and describe to the Company, on a timely basis, all works of authorship, inventions and all other intellectual property that Executive may solely or jointly discover, conceive, create, develop, produce or reduce to practice while employed by the Company (“Company Inventions”).

8.3.                              Assignment.  Executive hereby assigns and agrees to assign to the Company, or its designee, Executive’s entire right, title, and interest in and to all Company Inventions. Executive represents that the Company’s rights in all such Company Inventions will be free and clear of any encumbrances, liens, claims, judgments, causes of action or other legal rights or impediments.

8.4.                              Independent Development.  NOTICE: Pursuant to Minnesota Statutes § 181.78, Executive is hereby notified that the foregoing agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the Company (or a Client) or (b) to the Company’s (or its Client’s) actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company or its Clients.  For purposes of this Section 10.4, the term “Client” shall have the same meaning as set forth in Section 12.2 of this Agreement.

8.5.                              Works for Hire.  Executive acknowledges and agrees that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of his employment and which are protectable by copyrights, are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and that, as such, all rights comprising copyright under the United States Copyright laws will vest solely and exclusively in his employer, the Company.  Executive hereby irrevocably and unconditionally waives all so-called moral rights that may vest in Executive (whether before, on or after the date hereof) in connection with Executive’s authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right of integrity (i.e., not to have any such works subjected to derogatory treatment), and Executive agrees never to assert any such moral rights with respect to any Company Invention.

8.6.                              Enforcement; Cooperation.  Executive agrees to perform, during and after his employment, all acts reasonably deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions hereby assigned to the Company.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

8.7.                              Attorney in Fact.  In the event that the Company is unable for any reason, whether during or after Executive’s employment by the Company, to secure Executive’s signature to any document required to apply for or execute any patent, design rights, registered designs, trademarks, copyright, maskwork or other applications with respect to any Company Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on his behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights thereon with the same legal force and effect as if executed by Executive.

9.                                       Confidentiality.

9.1.                              Confidential Nature of Relationship.  Executive acknowledges that his employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During the course of his employment with the Company, the Company agrees to provide Executive with access to Confidential Information.  Executive expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to Executive by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform Executive’s employment duties for the Company.  Executive will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If Executive becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, Executive will promptly and fully advise the Company of all facts known to Executive concerning such unauthorized use or disclosure.

9.2.                              Definition.  “Confidential Information” means all confidential or proprietary information and data, in their broadest context, originated by, on behalf of the Company or its clients and within the knowledge or possession of the Company (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and Company Inventions. Confidential Information also includes information of a confidential nature relating to the Company’s clients, prospective clients, strategic business relationships, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development, systems, techniques, finances, accounting, purchasing and business plans.

9.3.                              Exclusions.  Confidential Information does not include information which: (A) is generic; (B) is or becomes part of the public domain through no act or omission of Executive; (C) was in Executive’s possession prior to the disclosure and was not obtained by Executive in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (D) is disclosed to Executive by a third party without restriction on disclosure; or (E) is independently developed by Executive using his own resources, entirely on his own time, and without the use of any Confidential Information.

9.4.                              Protected Health Information.  If during the course of his employment with the Company, Executive receives any “protected health information” regarding any individual other than Executive, as that term is defined in 45 CFR, Part 164, Subpart E (“Privacy of Individually Identifiable Health Information”): (A) Executive agrees to maintain all such information in strict confidence in accordance with the requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA); (B) Executive agrees that he will make no use whatsoever of any such information except as required to perform Executive’s employment duties; and (C) Executive agrees that he will never record, store, file or otherwise maintain, in any computer or other storage device owned by the Company or by Executive, any “protected health information” other than in accordance with Company policy. Executive agrees to alert the Company promptly if he becomes aware of any misuse or unauthorized disclosure of any such information.

9.5.                              Additional Confidentiality Agreements.  Executive agrees to execute such additional non-disclosure and confidentiality agreements as the Company’s clients may from time to time request the Company to have its key employees execute in order for the Company to conduct business with its clients.

10.                                 Use of Confidential or Material Non-Public Information; Codes of Conduct.

10.1.                        Confidential or Material, Non-Public Information.  Executive acknowledges that he is prohibited from using or sharing any Confidential Information for personal gain or advantage (in securities transactions or otherwise), or for the personal gain or advantage of anyone with whom Executive improperly shares such information.  Specifically as to material, non-public information of the Company, Executive agrees to comply during the Employment Period with the Company’s insider trading policy in effect at the commencement of employment and as amended from time to time.

10.2.                        Codes of Conduct.  Executive agrees to carefully review, sign and fully comply with any Code of Conduct (or similar policy) of the Company either having general applicability to its employees or specifically to Executive.

11.                                 Restrictions against Solicitation; Non-Interference.

During his employment by the Company and for a period of eighteen (18) months after termination of such employment for any reason, Executive agrees that he will not engage in the following conduct.

11.1.                        Restrictions against Solicitation.  Executive will not, directly or indirectly, initiate any solicitation or recruitment effort for the purpose of attempting to hire any employee of the Company or to induce any employee of the Company to leave his employment with the Company other than through general solicitation or advertisement not directed at Company employees.

11.2.                        Non-interference.  Executive will not, directly or indirectly, intentionally disrupt, damage, impair, impede or interfere with the contractual relationship between the Company and any of its clients.

12.                                 Restrictions Against Competition.

12.1.                        Restricted Period.  During his employment by the Company and for a period of eighteen (18) months after termination of such employment for any reason, Executive agrees not to engage in any Competitive Acts with any Client or prospective Client of the Company within the prior 12 months prior to termination of Executive’s employment.

12.2.                        Definitions.  For purposes of this Section 12, the following terms shall be defined as follows.

“Competitive Acts” means soliciting, selling, marketing, brokering, providing or managing any services of the sort that the Company provides to its Clients (“Services”) for any Client, whether directly as an employee of a Client or indirectly as an employee, subcontractor, partner or owner of a Competitor.

“Client” means: (A) any Company client for whom Executive provided Services at any time during the previous two years of Executive’s employment with the Company; or (B) any Company client or prospective client to whom Executive solicited, proposed, marketed or sold Services at any time during the previous two years of Executive’s employment with the Company; (C) any third party having a written partnership, alliance or teaming agreement or similar strategic business relationship with the Company, for whom Executive provided Services at any time during the previous two years of Executive’s employment with the Company.

“Competitor” means any third party offering technical consulting services within the United States that compete with the Company or are similar in kind or nature to the services provided by the Company while Executive is employed by the Company.

13.                                 Reasonableness of Restrictions; Representations of Executive; Extension of Restrictions; Enforcement.

13.1.                        Reasonableness of Restrictions.  Executive acknowledges that the restrictions set forth in this Agreement are reasonable in terms of both the Company’s need to protect its legitimate business interests and Executive’s ability to pursue alternative employment opportunities in the event his employment with the Company terminates.

13.2.                        Representations of Executive.  Executive represents that his performance of all the terms of this Employment Agreement and his performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his employment with the Company.  Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer of Executive or others.  Executive is not a party to any other agreement that would interfere with his full compliance with this Executive Agreement.  Executive agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

13.3.                        Extension of Restrictions.  The period of all restrictions under this Agreement will automatically be extended by a period equal in length to any period in which Executive violates his obligations under this Agreement.

13.4.                        Enforcement.  In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Sections 11 or 12 of this Agreement, Executive agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  Executive recognizes and hereby admits that irreparable damage will result to the Company if he violates or threatens to violate the terms of Section 11 or 12 of this Agreement.  This Section 13.4 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of Section 11 or 12 of this Agreement.

14.                                 Return of Property.

Upon any termination of his employment with the Company, Executive agrees to promptly return to the Company: (A) all materials of any kind in Executive’s possession (or under Executive’s control) incorporating Confidential Information or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by Executive); and (B) all Company property in Executive’s possession, including (but not limited to) computers, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

15.                                 Assignment.

This Agreement sets forth personal obligations of Executive, which may not be transferred or assigned by Executive.  The Company may assign this Agreement to any successor to substantially all of its assets or business, or affiliates of any such successor, upon delivery to Executive of a guaranty by the Company of fulfillment of the Company’s obligations to the Executive hereunder that is reasonably acceptable to the Executive.

16.                                 Non-Disparagement.

Executive agrees not to engage in any form of conduct or make any statements or representations to current or prospective customers of the Company, media outlets, employees or management of a corporation or business in direct competition with the Company, or otherwise publish statements or representations to the public at large which may be actionable, that disparage, characterize in demeaning manner or question the Company’s business practices, products, advice, quality of employees and staff, or otherwise harm the public reputation or good will of the Company, its employees, or management.

The Company agrees not to engage in any form of conduct or make any statements or representations to current or prospective customers of Executive, media outlets, employees or management of a corporation or business in direct competition with Executive, or otherwise publish statements or representations to the public at large which may be actionable, that disparage, characterize in demeaning manner or question the Executive’s business practices, products, advice, quality of employees and staff, or otherwise harm the public reputation or good will of the Executive, his employees, or management.

17.                                 Indemnity; Cooperation in Legal Actions.

17.1.                        Indemnity.  The Company will indemnify Executive against any claims arising from or related to his good faith performance of his duties and obligations hereunder to the fullest extent allowed by Company By-laws and Minnesota law.

17.2.                        Cooperation in Legal Actions.  In connection with any action or proceeding against Executive, whether pending or threatened, for which the Company is obliged to indemnify Executive, the Company will pay or reimburse Executive in advance of the final disposition for reasonable expenses, including reasonable attorneys’ fees, necessarily incurred by Executive.  Executive will cooperate fully with the Company, at no expense to Executive, in the defense of any action, suit, claim, or proceeding commenced or threatened against the Company in conjunction with any action, suit, claim or proceeding commenced or threatened against him.  In addition to the foregoing, Executive further agrees to provide assistance to the Company, at the Company’s expense, as may be reasonably requested by the Company or its attorneys in connection with the litigation of any action, suit, claim, or proceeding involving the Company, whether not pending or to be commenced, which arises out of or is related to any matters in which Executive was involved or for which he was responsible during the term of his employment with the Company.

18.                                 Survival.

The rights and obligations set forth in Sections 8-17 and 22 shall survive the termination or expiration of this Agreement, regardless of whether Executive resigns or is involuntarily discharged.

19.                                 Miscellaneous.

19.1.                        Headings; Construction.  The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

19.2.                        Benefit.  Subject to Section 17, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

19.3.                        Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

19.4.                        Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

20.           Entire Agreement; Amendment.

20.1.        Entire Agreement.  Both Executive and the Company agree that this Agreement and Exhibit A to this Agreement (Executive’s stock option agreement) constitute the entire agreement between them with respect to the subject matter thereof.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Accordingly, this Agreement (together with Exhibit A to this Agreement) expressly supersedes any and all prior oral and written agreements, representations and promises between the parties relating to Executive’s employment with the Company.

20.2.        Amendment.  This Agreement may be amended or modified only with the written consent of both Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

21.           Notices.

21.1.        Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to the Company, or if addressed to the company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the Board of Directors of the Company with a copy to the attention of the General Counsel.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the delivery date shown on the applicable return receipt.

22.           Governing Law; Disputes; Arbitration of Termination of Employment for Cause.

22.1.        Governing Law; Disputes.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents.  Except as set forth in Section 22.2 below, the undersigned each irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action, or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action.

22.2.        Arbitration of Termination of Employment for Cause.  Any dispute arising out of or relating to termination of Executive’s employment for Cause pursuant to Section 6 of this Agreement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business law or business litigation for at least 20 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the employment arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The Company shall pay the fees and expenses of the arbitrator.  Unless otherwise agreed by the parties, the exclusive location of any arbitration proceedings shall be Hennepin County, Minnesota.

23.           Code Section 409A.  Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 7 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals).  For this purpose, each payment shall be considered a separate and distinct payment.  However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of  the Internal Revenue Code of 1986, as amended (the “Code”), then (i) no amount shall be payable pursuant to Section 7.4 unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) and (ii) if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 23 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement by their signatures below:

Analysts International Corporation		Andrew K. Borgstrom (“Executive”)

By:	/s/ K.K. Burhardt	By:	/s/ A. Borgstrom

Title:	Chair, Board of Directors	Date signed:	12.17.09

Date signed:	12.17.09

Exhibit A

INCENTIVE STOCK OPTION AGREEMENT

ANALYSTS INTERNATIONAL CORPORATION

2009 EQUITY INCENTIVE PLAN

THIS AGREEMENT, made effective as of this 17th day of December, 2009, by and between Analysts International Corporation, a Minnesota corporation (the “Company”), and Andrew K. Borgstrom (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is a key employee or officer of the Company or one of its Affiliates; and

WHEREAS, the Company wishes to grant an incentive stock option to Participant to purchase shares of the Company’s Common Stock pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of an incentive stock option to Participant and has determined that, as of the effective date of this Agreement, the fair market value of the Company’s Common Stock is $0.6814 per share;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Grant of Option.  The Company hereby grants to Participant on the date set forth above (the “Date of Grant”), the right and option (the “Option”) to purchase all or portions of an aggregate of Seven Hundred Fifty Thousand (750,000) shares of Common Stock, according to the terms and conditions hereinafter set forth and as set forth in the Plan, and subject to adjustment pursuant to Section 14 of the Plan. The per share price to be paid by Participant in the event of an exercise of the Option shall be $0.6814.  This Option is intended to be an incentive stock option within the meaning of Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, to the extent permitted under Code Section 422(d).

2.             Duration and Exercisability.

a.             General.  The term during which this Option may be exercised shall terminate on December 16, 2014, except as otherwise provided in Paragraphs 2(b) through 2(d) below. This Option shall become immediately exercisable as to One Hundred Eight-Seven Thousand Five Hundred (187,500) shares. The remaining shares shall vest as to One Hundred Eight-Seven Thousand Five Hundred (187,500) shares each year, on the anniversary date of the Date of Grant, commencing on December 17, 2010, and continuing until the shares are fully exercisable.  Once the Option becomes exercisable in accordance with the preceding schedule as to any number of the shares specified in Paragraph 1, Participant may continue to exercise this Option with respect to such shares under the terms and conditions of this Agreement until the termination of the Option as provided herein.  If Participant does not purchase upon an exercise of this Option the full number of shares which Participant is then entitled to purchase, Participant may purchase upon any subsequent exercise prior to this Option’s termination such previously unpurchased shares in addition to those Participant is otherwise entitled to purchase.

b.             Termination of Employment (other than Disability or Death).  If Participant’s employment with the Company or any Affiliate is terminated for any reason other than disability or death, this Option shall completely terminate on the earlier of (i) the close of business on the three-month anniversary date of such termination of employment, and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following the termination of Participant’s employment, this Option shall be exercisable only to the extent the Option was exercisable on the vesting date immediately preceding such termination of employment, but had not previously been exercised.  To the extent this Option was not exercisable upon such termination of employment, or if Participant does not exercise the Option within the time specified in this Paragraph 2(b), all rights of Participant under this Option shall be forfeited.

c.             Disability.  If Participant’s employment terminates because of disability (as defined in Code Section 22(e), or any successor provision), this Option shall terminate on the earlier of (i) the close of business on the twelve-month anniversary date of such termination of employment, and (ii) the expiration date of this Option stated in Paragraph 2(a) above. In such period following the termination of Participant’s employment, this Option shall be exercisable only to the extent the Option was exercisable on the vesting date immediately preceding such termination of employment, but had not previously been exercised.  To the extent this Option was not exercisable upon such termination of employment, or if Participant does not exercise the Option within the time specified in this Paragraph 2(c), all rights of Participant under this Option shall be forfeited.

d.             Death.  In the event of Participant’s death, this Option shall terminate on the earlier of (i) the close of business on the twelve-month anniversary of the date of Participant’s death, and (ii) the expiration date of this Option stated in Paragraph 2(a) above.  In such period following Participant’s death, this Option may be exercised by the person or persons to whom Participant’s rights under this Option shall have passed by Participant’s will or by the laws of descent and distribution only to the extent the Option was exercisable on the vesting date immediately preceding the date of Participant’s death, but had not previously been exercised. To the extent this Option was not exercisable upon the date of Participant’s death, or if such person or persons fail to exercise this Option within the time specified in this Paragraph 2(d), all rights under this Option shall be forfeited.

3.             Manner of Exercise.

a.             General.  The Option may be exercised only by Participant (or other proper party in the event of death or incapacity), subject to the conditions of the Plan and subject to such other administrative rules as the Administrator may deem advisable, by delivering within the option

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period written notice of exercise to the Company at its principal office. The notice shall state the number of shares as to which the Option is being exercised and shall be accompanied by payment in full of the option price for all shares designated in the notice.  The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of the Plan and this Agreement.  The Option may be exercised with respect to any number or all of the shares as to which it can then be exercised and, if partially exercised, may be so exercised as to the unexercised shares any number of times during the option period as provided herein.

b.             Form of Payment.  Subject to the approval of the Administrator, payment of the option price by Participant shall be made (i) in cash, or with a personal check or certified check, (ii) by the transfer from Participant to the Company of previously acquired shares of Common Stock, (iii) through the withholding of shares of Common Stock from the number of shares otherwise issuable upon the exercise of the Option (e.g., a net share settlement), (iv) through broker-assisted cashless exercise, or (v) by a combination thereof.  For purposes of this Agreement, “previously acquired shares of Common Stock” shall include shares of Common Stock that are already owned by Participant at the time of exercise.

c.             Stock Transfer Records.  As soon as practicable after the effective exercise of all or any part of the Option, Participant shall be recorded on the stock transfer books of the Company as the owner of the shares purchased, and the Company shall deliver to Participant one or more duly issued stock certificates evidencing such ownership.  All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

4.             Miscellaneous.

a.             Employment or Other Relationship; Rights as Shareholder.  This Agreement shall not confer on Participant any right with respect to the continuance of employment or any other relationship with the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.  Participant shall have no rights as a shareholder with respect to shares subject to this Option until such shares have been issued to Participant upon exercise of this Option.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 14 of the Plan.

b.             Securities Law Compliance.  The exercise of all or any parts of this Option shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.  Participant may be required by the Company, as a condition of the effectiveness of any exercise of this Option, to agree in writing that all Common Stock to be acquired pursuant to such exercise shall be held, until such time that such Common Stock is registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

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c.             Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by the Participant and the Company, pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant’s rights with respect to any unexercised portion of the Option (i.e., Participant shall have such “anti-dilution” rights under the Option with respect to such events, but shall not have “preemptive” rights).

d.             Shares Reserved.  The Company shall at all times during the option period reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

e.             Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes are withheld from any amounts payable by the Company to Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason, Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part (i) by delivering shares of Common Stock, or (ii) by electing to have the Company withhold shares of Common Stock otherwise issuable to Participant, in either case having a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the minimum amount required to be withheld for tax purposes.  Participant’s request to deliver shares or to have shares withheld for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law.  Participant’s request shall be approved by the Administrator and otherwise comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3 or any successor provision, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, if applicable.

f.              Nontransferability.  During the lifetime of Participant, the accrued Option shall be exercisable only by Participant or by the Participant’s guardian or other legal representative, and shall not be assignable or transferable by Participant, in whole or in part, other than by will or by the laws of descent and distribution.

g.             2009 Equity Incentive Plan.  The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. All defined terms of the Plan shall have the same meaning when used in this Agreement.  The Plan governs this Option and, in the event of any

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questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

h.             Lockup Period Limitation.  Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and that the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, Participant hereby agrees that for a period not to exceed 180 days from the prospectus, Participant will not sell or contract to sell or grant an option to buy or otherwise dispose of this Option or any of the underlying shares of Common Stock without the prior written consent of the underwriter(s) or its representative(s).

i.              Blue Sky Limitation. Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and it is determined that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, and such determination is affirmed by the Board of Directors, unless the Board of Directors determines otherwise, (i) the exercisability of this Option and the date on which this Option must be exercised shall be accelerated, provided that the Company agrees to give Participant 15 days’ prior written notice of such acceleration, and (ii) any portion of this Option or any other option granted to Participant pursuant to the Plan which is not exercised prior to or contemporaneously with such public offering shall be canceled.  Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.

j.              Accounting Compliance.  Participant agrees that, if a merger, reorganization, liquidation or other “transaction” as defined in Section 14 of the Plan occurs and Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of such transaction, Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other legal or accounting principles, and will execute any documents necessary to ensure such compliance.

k.             Stock Legend.  The Administrator may require that the certificates for any shares of Common Stock purchased by Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraph 4(b) and Paragraphs 4(g) through 4(i) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 4(b) or Paragraphs 4(g) through 4(i).

l.              Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by Paragraph 2 or Paragraph 4(f) above.

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m.            Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

5.             Change of Control.  Notwithstanding anything in the Plan or this Agreement to the contrary, this Option shall become fully vested and exercisable upon a “Change of Control” as defined in the Plan.

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:
Its:

Participant

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